Exhibit 99.1

American Spectrum Realty Reports Second Quarter Results

HOUSTON--(BUSINESS WIRE)--August 15, 2013--American Spectrum Realty, Inc. (NYSE MKT: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended June 30, 2013.

Corporate general and administrative expenses decreased by approximately $0.4 million for the second quarter of 2013 compared to the second quarter of 2012. The decrease was primarily due to a reduction in corporate personnel costs. In 2012, the Company relocated its accounting department from Irvine, California to Houston, Texas, thereby reducing annual costs. This restructuring has allowed the Company to reduce redundancy between its two corporate office locations and provide more efficient service to third-party management clients. The decrease was also attributable to other cost cutting measures implemented by management.

Third party management and leasing revenue increased by approximately $0.1 million for three months ended June 30, 2013 in comparison to the three months ended June 30, 2012. The increase was primarily due to an increase in third party management contracts. In April 2013, we were assigned the management of an additional 20 self-storage properties. The self-storage properties total over 1.5 million square feet and are located across seven states. The assignment is expected to increase the Company’s third party management revenue by approximately $1.0 million annually.

Rental revenue decreased by approximately $1.2 million for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. The decrease in rental revenue was primarily due the deconsolidation of VIEs, which resulted in a reduction in rental revenue of approximately $1.4 million. Rental revenue from properties consolidated for the full three months ended June 30, 2013 and 2012 increased by approximately $0.2 million compared to the three months ended June 30, 2012. This increase was primarily attributable to our owned properties. The weighted average occupancy of our owned properties was 84% at June 30, 2013. The weighted average occupancy of all properties consolidated was 88% at June 30, 2013.

Net loss attributable to common stockholders for the quarter ended June 30, 2013 was $1.5 million, or $0.39 per share, compared to $0.1 million, or $0.00 per share, for the quarter ended June 30, 2012. The net loss for the quarter ended June 30, 2013 included a loss from discontinued operations of $0.2 million compared to income of $1.5 million for the quarter ended June 30, 2012.

Net loss attributable to common stockholders for the six months ended June 30, 2013 was $3.4 million, or $0.92 per share, compared to net income of $0.3 million, or $0.12 per share, for the six months ended June 30, 2012. The net loss for the six months ended June 30, 2013 included a loss from discontinued operations of $0.3 million compared to income of $3.9 million for the quarter ended June 30, 2012.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $(2.3) million for the six months ended June 30, 2013 compared to $(1.5) million for the six months ended June 30, 2012. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net (loss) income attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended
	June 30,
	2013	2012
	(in thousands)
Net (loss) income attributable to ASR	$(3,281)	$419
Depreciation and amortization from discontinued operations	159	1,815
Loss (gain) from disposition of discontinued operations	77	(6,171)
Deferred income tax (benefit) expense	(1,894)	241
Depreciation and amortization attributable to ASR properties	2,665	2,202
FFO	$(2,274)	$(1,494)

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interest in office, industrial self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 10 million square feet in multiple states. For more information, visit www.asrmanagement.com or call 713-706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

REVENUES:
Rental revenue	$11,219	$12,378	$22,738	$25,334
Third party management and leasing revenue	867	728	1,877	1,622
Interest income	3	40	4	86
Total revenues	12,089	13,146	24,619	27,042

EXPENSES:
Property operating expense	4,393	3,162	8,095	7,359
Corporate general and administrative	2,000	2,439	4,134	5,674
Depreciation and amortization	4,258	4,774	9,053	9,936
Interest expense	4,092	4,910	8,103	9,995
Impairment expense	269	-	1,385	481
Total expenses	15,012	15,285	30,770	33,445

OTHER INCOME (LOSS):
Other income (loss):	173	-	173	(151)
Total other income (loss):	173	-	173	(151)

Loss from continuing operation before deferred income tax benefit	(2,750)	(2,139)	(5,978)	(6,554)

Deferred income tax benefit	679	985	1,724	1,500

Loss from continuing operations	(2,071)	(1,154)	(4,254)	(5,054)

Discontinued operations:
Loss from operations	(277)	(600)	(413)	(1,870)
(Loss) gain on disposition of discontinued operations	(83)	2,934	(83)	7,542
Income tax benefit (expense)	123	(865)	170	(1,741)
(Loss) income from discontinued operations	(237)	1,469	(326)	3,931

Net (loss) income, including non-controlling interests	(2,308)	315	(4,580)	(1,123)

Plus: Net loss (income) attributable to non-controlling interests	914	(308)	1,299	1,542

Net (loss) income attributable to American Spectrum Realty, Inc.	(1,394)	7	(3,281)	419

Less: Preferred stock dividend	(60)	(60)	(120)	(120)

Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(1,454)	$(53)	$(3,401)	$299

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	$(0.33)	$(0.38)	$(0.84)	$(0.79)
(Loss) income from discontinued operations attributable to American Spectrum Realty, Inc.	(0.06)	0.38	(0.08)	0.91
Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(0.39)	$-	$(0.92)	$0.12

Basic and diluted weighted average shares used	3,564,304	3,564,783	3,566,041	3,571,283

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(1,241)	$(1,393)	$(3,107)	$(2,958)
(Loss) income from discontinuing operations	$(213)	$1,340	$(294)	$3,257
Net (loss) income	$(1,454)	$(53)	$(3,401)	$299

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO